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                                                                    Exhibit 10.9

[ALNYLAM PHARMA LOGO]


                                    790 Memorial Drive - Suite 202 Cambridge, MA
                                    02139
                                    Telephone-617-252-0700
                                    Fax -617-252-0011
June 15,2003

Thomas R. Ulich
13068 Lexington Hills Drive
Camarillo, CA 93012

Dear Dr. Ulich:

      I am pleased to offer you the position of Senior Vice President Research and Development, Alnylam Pharmaceuticals, Inc., reporting to me.

      You will receive a semi-monthly salary of $12,916.67, which is equivalent to $310,000.08 annually. In addition, you will also be eligible for a bonus opportunity of up to 30% of your base salary. Your bonus, which will be tied to corporate goals and approved by the Board of Directors, will be paid after the conclusion of the fiscal year. Additional program details will be provided during your first 30 days of employment.

      You will be granted a stock option to purchase 300,000 shares of the company's Common stock, subject to Board of Directors approval. This option, which currently has an exercise price of $0.25 per share, will be subject to the standard terms and conditions of the Alnylam Stock Option Plan and will be issued soon after you begin employment with the Company. The option will vest over four years at the rate of 25% after twelve months of full time active employment and then an additional 6.25% for each additional quarter of full time active employment until after four full years when the option is fully vested,

      You will also be eligible to participate in the company's Medical and Dental Insurance Programs as well as the Life, AD&D, Short and Long Term Disability Plans. The company pays for 90% of the cost of the medical and dental plans and 100% of the cost of Life and AD&D insurance as well as Short and Long Term Disability plans. You will accrue three weeks paid vacation each year and receive 11 paid holidays annually in accordance with the company holiday schedule. In addition you will be eligible to participate in the Alnylam Savings and Investment Plan and Flexible Spending Program for daycare expenses.

      Since relocation from California is required we have attempted to tailor a unique relocation plan that will help to meet your family's needs. Accordingly Alnylam will reimburse reasonable relocation costs as follows:
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-     Reimbursement of up to $2,500 per month for a fully furnished temporary apartment for up to 90 days;

- Airfare for up to two round-trip flights Boston/California or California/Boston per month for your use or use by your spouse;

- Two house hunting trips for you and your family of up to five days to locate suitable housing within the Boston area;

- Closing costs normally paid by a seller to cover transfer costs for the sale of your California home.

- Shipment of household goods (maximum of $40,000 total cost) from California to Boston, including up to three cars. One car may be shipped immediately with the other following at the time of household goods shipment;

- Transportation to Boston at the time of your move for you and your wife. Should you drive a car to Boston in lieu of shipping a car, IRS relocation rate mileage, lodging and meals during travel would be covered;

- Closing costs normally paid by a buyer on the purchase of a home in the Boston metropolitan area. These reimbursements will include costs of survey, inspection fee, appraisal fee, title insurance, transfer fees, and reasonable attorneys fees;

- Use of the Alnylam relocation service to help you locate appropriate housing for your family with the Boston area;

- Federal and State tax gross up of non-deductible relocation expenses to a maximum of 35%.


      Should you resign from your employment within twelve months after the completion of your relocation, you will be required to repay the company the all cost of all relocation expenses.

      You will also be entitled to the payment of Severance under the following conditions: Without limiting the Company's right to terminate your employment for any reason, if you are subject to involuntary dismissal or discharge for reasons other than Cause (as defined below) between July 1, 2003 and June 30,2005, the Company shall establish a consulting arrangement and pay you your base salary for a period of 12 months following the termination of your employment (the "Continuation Period"). Such base salary shall be paid at the rate in effect at the time of your termination of employment and in accordance with the Company's standard payroll procedures. The severance payments shall cease, however, if prior to the end of the Continuation Period you gain full-time employment with another employer. Notwithstanding the foregoing, you will not be entitled to receive any such severance payments unless you (i) have executed a general release (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and (ii) have agreed not to prosecute any legal action or other proceeding based on those claims.


      "Cause" shall mean (A) any material breach of the company policies including the Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement between you and the Company; (B) conviction of, or a plea of "guilty" or "no
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contest" to, a felony or any crime involving moral turpitude under the laws of the United States or any State; (C) a willful act by you that constitutes misconduct or fraud that is injurious to the Company as found by determination of the Company's Board of Directors; (D) continued refusal to perform reasonable and lawful duties assigned by your supervisor; or (E) your death or Permanent Disability (as defined below).

      "Permanent Disability" means that you have failed to perform your duties under this offer letter for a period of not less than 90 consecutive days (or such longer period as may be required by law) as the result of your incapacity due to physical or mental injury, disability or illness.

      The offer of employment is contingent on your signing the company's standard Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement (Copy attached) and I-9 Employment Verification Form. You will be required to submit documentation that establishes identity and employment eligibility in accordance with the US Immigration and Naturalization requirements. You have provided us copies of your confidentiality agreement and invention disclosure/assignment agreement with your current employer. If there are any other agreements of any type that you are aware of which may impact or limit your ability to perform you job at Alnylam, please let us know as soon as possible.

      This employment offer letter is not intended to create or constitute an employment agreement or contract between you and Alnylam. It is also important for you to understand that Massachusetts is an "at will" employment state. This means that you will have the right to terminate your employment relationship with Alnylam at any time for any reason. Similarly, Alnylam will have the right to terminate its employment relationship with you at any time for any reason.

      I am very excited about having you join our team and I anticipate that you will make many important contributions to our Company and strategic mission. Please acknowledge your acceptance of this offer by returning a signed copy of this letter. This offer will remain open until Friday June 20,2003.

Very Truly



/s/ John M. Maraganore
-------------------------
John M. Maraganore
 President and Chief Executive Officer
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      I accept this offer of employment with Alnylam Pharmaceuticals, Inc. and plan to begin work on June 30,2003.




 Signature:

/s/ Thomas R. Ulich                       Friday, June 30, 2003
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Thomas R. Ulich M.D.                      Date